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                                                                       EXHIBIT 5

                               October 7, 1996

Board of Directors
Access Beyond, Inc.
1300 Quince Orchard Blvd.
Gaithersburg, Maryland 20878

Gentlemen:

         Access Beyond, Inc. (the "Company"), a Delaware corporation and wholly-owned subsidiary of Penril Datacomm Networks, Inc. ("Penril"), has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-1 (Registration No. 333-10741) (the "Registration Statement") relating to the proposed distribution (the "Distribution") of an aggregate of 11,993,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") by Penril to holders of record of Penril's Common Stock, par value $.01 per share, as of the close of business on the record date to be set by the Board of Directors of Penril.

         You have requested our opinion in connection with the Company's filing of the Registration Statement. In this connection, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company's Restated Certificate of Incorporation, the Registration Statement, and the related prospectus which forms a part of the Registration Statement (the "Prospectus").

         In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies.

         We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the General Corporation Law of the State of Delaware and the federal law of the United States of America.
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Board of Directors
Access Beyond, Inc.
October 7, 1996
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         On the basis of and in reliance on the foregoing, we are of the opinion that the Common Stock has been duly authorized and, when issued and delivered to the stockholders of Penril pursuant to the Distribution, will be duly and validly issued, fully paid and non-assessable.

         We consent to the filing of this letter as an exhibit to the Registration Statement and to being named in the Prospectus under the heading "Legal Matters" as counsel for the Company. The opinions in this letter are rendered only to the Company in connection with the filing of the Registration Statement. The opinions may not be relied upon by the Company for any other purpose or relied upon by any other person, firm or entity for any purpose. This letter may not be paraphrased, quoted or summarized, nor may it be duplicated or reproduced in part.

                                     Very truly yours,




                                     /s/ BENESCH, FRIEDLANDER,
                                         COPLAN & ARONOFF P.L.L.
                                     ----------------------------------------
                                         BENESCH, FRIEDLANDER,
                                         COPLAN & ARONOFF P.L.L.